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                                                                Exhibit 99.1


Operator:         Good day, ladies and gentlemen, and welcome to the
                  Mail-Well third quarter investor conference call. At this time, all participants are in a listen-only mode. Later, we will conduct a question-and-answer session, and instructions will follow at that time. If anyone should require assistance during the conference, please press star then zero on your touch-tone telephone. As a reminder, this conference call is being recorded.

                  I would now like to turn the conference over to your host, Mr. Paul Reilly, Chairman and CEO of Mail-Well. Mr. Reilly, you may begin.

Paul Reilly:      Thank you, Paula. Good day, ladies and gentlemen, and
                  thank you for joining us today. This conference will follow our standard format. I will discuss the condition of our business after Michel Salbaing our CFO has given you a summary of third quarter results. We will then open up the conference for question-and-answer.

                  Our remarks will cover the following:

                  1. The summary financial results attached to the press
                     release, including the results of operations of the three segments (Print, Envelope and Printed Office Products), as well as the outlook for the full year.

                  2. How our business has performed within today's context,
                     and how we will see profitability improving going forward.

                  3. Our recent announcement in how we are reorganizing the
                     company along customer needs.

                  Before we start, I'd like to pass the call over to Michel for the required Safe Harbor comments, and his review of the financial reports attached to the press release. Michel.

Michel Salbaing:  Thank you, Paul. And again, good day, ladies and gentlemen. During the course of this conference today, we will be making certain forward-looking statements, that are subject to various uncertainties and risks that could effect their outcome. These uncertainties and risks are set out in more detail in the invitation you received to this call, as well as in our filings with the SEC. We invite you to refer to them in conjunction with this call. All forward-looking statements we make today are intended to come within the SEC's Safe Harbor with respect to such statements.

                  As you can see in the financial highlights attached in the press release, as well as in the supplementary information to the press release, Mail-Well's sales in the third quarter of 2003 were $412.2 million and EBITDA was $33.5 million. Both are up from Q2 as expected, driven by the seasonality of our business. During the quarter, we had to provide $1.5 million of negative development of past year's worker's compensation claims. Setting this aside, the third quarter's EBITDA was 5% higher than the ongoing EBITDA results achieved in the same period last year. This is an overall 8.5% on sales, up from 7.8% in the same period last year. Sales were down 1.6% when taking into account the assets held for sale we have disposed since Q3 of last year. And down less than 1% when adjusting for the sales of the unprofitable plan we shut down last year.

                  Year-to-date ongoing EBITDA has increased to $93 million, an $11 million or 13% improvement over the ongoing results of the first three quarters of last year on slightly higher sales.

                  Page seven of the documentation supplied with the press release goes through the reconciliation. Net income for the quarter was $2.2 million or $0.04 per share on a fully diluted basis compared to a loss of $28 million last year or $0.46 per share. Last year's results included a number of negative items, a restructuring charge of $39.4 million and a loss of $5.8 million on the disposal of discontinued operations.

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                  Sequentially, these results represent a $4.5 million
                  improvement in operating income compared to the previous quarter, that is the second quarter of 2003. All of these results are discussed in more detail in the 10-Q we have issued earlier today.

                  During the quarter, net cash provided by operating activities was $13.5 million bringing the nine month cash provided by operations to $33.6 million. Capital expenditures for the year-to-date totaled just under $20 million. We do not expect the full year expenditure financed out of operating cash flow to exceed $30 million. We continue to expect the operations to provide $65 to $70 million of cash and to have a total of $35 to $40 million available for debt pay down for the full year.

                  We are in full compliance with bank covenants. The fixed charge covenant ratio minimum for the third quarter of 2003, was set at 1.15. Our actual performance was 1.26. From now on, the fixed charge ratio minimum is set at
                  1.15. We also remain comfortably within our only other bank covenant the Net Worth Covenant.

                  Year-to-date we have reduced our bank borrowing by some $17 million, down to $85 million. During the second quarter, we adopted financial accounting standards for interpretation number 46 related to off balance sheet treatment of variable interest entity. Upon adoption, we brought $18.5 million of debt onto the balance sheet, as of the beginning of the year. Total debt at September 30th, was $761 million compared to $768 million reported at the end of the previous quarter. And $783 million at the end of last year, when the synthetic lease is included in the definition of total debt. At quarter end, we had $113 million of further availability.

                  The debt markets continue to hold a positive view of our capital structure, as the 8-3/4% sub notes have been trading recently at or slightly above par, and the 9-5/8% senior subs, are trading in the 110 to 112 range.

                  Two weeks ago, Moody's updated its rating of our bank facility assigning a Ba3 rating to it and at the same time, reaffirmed all of our ratings, as well as keeping its stable outlook of Mail-Well's credit.

                  Now an update by segment. In the third quarter, the print segment continued to improve its performance sequentially and on a comparable year-over-year basis. Print increased its sales to $195 million from $191 million, or 2% better than Q3 of last year. This performance was primarily due to the extra sales generated through our fulfillment center in Minneapolis. As you know, we acquired American Expresses in-house printing and fulfillment operation in August of last year. We have also been able to increase the overall amount of business we do with American Express outside of the fulfillment activity.

                  Last year's numbers included $3.5 million of sales at our New York City operation that we closed in Q4 of last year.

                  For the first three quarters of the year, sales are up 5.2% to $577 million. This is an environment where most other printers are seeing their sales drop with or without the benefit of acquired sales. Through market share gains, we continue the comparable year-over-year top line improvement that we have seen in the last five quarters, since and including Q3 of last year.

                  We have also continued to improve our EBITDA margins in the print group, achieving 6.7% compared to 5.3% in Q3 of last year. And have also improved sequentially from the 4.7% level last quarter. These improvements in the segment margins reflect both our cost control programs, and the significant improvements to operations we realize from our restructuring program we announced in Q3 of last year. We expected the positive trend we are seeing in the demand for print will help us get back to more traditional levels of return on sales in the print segment, but do not expect this to happen until some time in the second half of next year. However, we should be able to improve slightly on Q3 margins in the print segment over the next two quarters.

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                  Let's turn to the envelope segment. The results in this
                  segment in Q3, although improved over those of Q2, continued to be effected by soft demand for our products in the direct mail area. Competitive pricing due to over capacity was also a factor. However, the segment continues to achieve strong double digit margins. The EBITDA margins were 12.3% in this quarter, better than the 10.9% in Q2, but down from the ongoing EBITDA margins of 13.2% in Q3 of 2002. With $20.6 million of EBITDA in the quarter, our envelope segment continues to be a strong provider of cash flow.

                  Sales at $168 million were 5.3% lower than the same quarter last year, after excluding sales of the filing products operation that were sold in August of 2002. This drop in sales of a little more than $9 million, 60% was volume and 40% was price. We have been renewing contracts for longer periods of time with some of our larger transactional mail customers in exchange for increased rebates. We believe that this may be an indication that the market is near its bottom. We have been able to mitigate the effect of such lower prices by obtaining cost reductions from many of our key suppliers.

                  To maintain our EBITDA expectations for the segment, we also continue to control operating costs closely. Productivity continues to improve over last year. Labor as a percentage of sales year-to-date has been reduced 50 basis points. This improvement was one of the expected outcomes of the restructuring of our envelope segment in the previous two years and it is paying off well for us. We expect to see results in Q4 equal to or better than those achieved last year. This will come from the improved sales level with existing customers, and further cost reductions where necessary.

                  Finally, the third quarter results in our printed office product segment came in slightly lower than expected. Sales in the second quarter of $49.5 million were $1.2 million or 2.4% lower than last year. Although this was a slower rate of decline than we experienced last quarter, EBITDA margins decreased more than expected to 10.7% from better than 12% last quarter. The sales decline was due primarily to lower sales of multiple ply business forms and price pressure on these same products. Pricing continues to be very competitive on the volumes available. In the meantime, volumes, and specialty documents and label products are holding up well.

                  This concludes my remarks, and I will now turn the call back to Paul Reilly.

Reilly: Thank you, Michel. Today, I'll put in context Mail-Well's results just reviewed by Michel and the outlook for Mail-Well's earnings. First, the print group's turnaround is certain. This was accomplished in a very difficult industry environment. Management successfully executed a combination of cost controls and customer initiatives driving results better than its competitors.

                  Second, the envelope groups strong earnings and cash flow was maintained also in a very difficult industry environment. Here, management successfully executed cost controls which mitigated decreasing demand and fierce pricing pressures. Further cost controls and new customers already procured point towards Q4 2003 being the first quarter in two years for year-over-year improvement for envelope. Q4 will confirm long-term trends that imbalances an envelope prices and raw material prices will correct themselves over time.

                  Third, management's actions to create an enterprise group focused on selling all of Mail-Well's products and services to large print buyers, coupled with our reorganization matching customer types, direct and resale will create significant top line growth opportunities. These changes can create a new basis of competition and provide Mail-Well with a significant advantage over our one product, one location competitors, that today represent the vast majority of industry sales.

                  During the quarter, our results were much improved over the previous quarter as expected. This was driven by the normal seasonality of our business rather than by an improving economy. On a year-over-year we also improved our performance as there was no need for large restructuring as had been the case in the prior year. This year, we have incurred relatively small amounts

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                  of such restructuring costs relating to programs initiated during 2002 that could not be accrued including the continuation of rationalization of certain operations.

                  Michel mentioned a $1.5 million charge relating to prior workman's comp claims, and this is prior year's. The safety of our employees is paramount to the management of Mail-Well. In fact, all current safety statistics are improving significantly. When taking this prior year charge aside, the year-over-year results before restructuring charges also showed an improvement. This is clearly a very good performance when we look at what other printers had been announcing as their mostly downward trends in profitability. Our sales trends are also better than most. We are actually seeing growth in commercial printing, while others are not.

                  We also have kept investing in the development of our operations, although, we have been controlling the total amount of capital expenditures. We have invested this year in new presses, have moved and upgraded others. We have invested in a state of the art folding machine to produce large format envelopes for the direct mail business, and we have invested in IT technology in both ERP systems, fulfillment management systems, and in e-commerce platforms. We continue to invest significant time and resources in our people through our mobilization initiatives. So in these continuing soft economic times we are taking an aggressive stance to grow our business better and faster than our competition. We are clearly bullish on our business prospects, because:

                  1. We are well positioned in what we believe are
                     attractive markets.

                  2. The alignment of our resources along the needs of our
                     customers, instead of along our product lines will greatly enable better service to our customers and would therefore allow us to grow our businesses.

                  3. The economy is turning around and that will boost
                     demand if not prices, allowing us to clearly demonstrate the operating leverage that we have built into our company over the past two years.

                  Let me go through these three points in somewhat more detail.

                  The attractiveness of our markets first. The market we serve is a huge one. We estimate it to be in the $40 to $50 billion size. As our customers procurement patterns change, and as we integrate our operations into one company, we can consider that the whole market is available to us. Our positioning in this very large market as a high-end supplier of visual communication services with an unmatched spectrum of products and services allows us to grow our top line even when markets are sluggish as they are today. And our results over the past five quarters are proof of this.

                  An important driver of our volume is direct mail. Although activity here is still soft today, direct mail remains a tremendous efficient way for advertisers to reach their customers. New technologies continue to make direct mail more effective and more appealing to direct marketers. We fully expect direct mail to continue to grow in the future. Growth in direct mail is projected to double that of all other advertising spending over the next five years. This is based on the fact that direct mail is 2x to 6x more efficient than competing media vehicles, when measuring the direct sales dollars generated per dollar of advertising expenditures.

                  While e-marketing has grown recently, its impact on direct mail usage has likely been overstated given low conversion rates, and rising public dissatisfaction. Increasing regulations surrounding an unsolicited e-mail and telephone marketing, further reinforces direct mail as an effective marketing vehicle. Our market position on the east coast, and in the Chicago area where many of larger direct marketers are located, together with our expertise in the areas of servicing credit card companies and utilities (which are the fastest growing segments for direct mail), point to good


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                  growth opportunities for Mail-Well. The attractiveness of
                  the markets afford us growth of our top line.

                  We -- how we have positioned ourselves in these markets is the other key driver of growth. This is where the second point of realignment comes in. For several years, Mail-Well has focused on streamlining our business, increasing efficiency and aligning our resources to improve customer service, and responsiveness. We are now taking the next step in that process changing our structure to support our strategy. Our company has been organized around product lines called Commercial Print, Envelopes, and Printed Office Products.

                  Now we are changing our structure by organizing our business around customers not products. These changes are about our customers. These changes will make it easier for customers to buy our entire product line from us. Mail-Well serves two distinct customer groups, those who buy directly from us for their own consumption, and those who buy our products for resale.

                  This reorganization will have an impact on how we report our results. We expect that the segmentation will no longer be along the three segments and corporate which we have to date. But rather, along the two new segments of commercial and resale. As we have in the past, we will supply you with the information needed to reconcile our new segments with the three we have previously reported.

                  Let me now turn to industry economic trends. I want to highlight both internal and external indicators. We talked to you about contract renewals that are occurring now where we need to reduce prices. What is interesting and in my opinion a leading indicator is that some of the larger contracts are being renewed at fixed prices for longer terms two or three years. This is typical of a time in the cycle where customers decide that prices are not likely to go lower, and therefore decide that it's time to fix long-term prices, rather than use spot prices, which will rise. We think this is good news.

                  In mid October, the business roundtable released its quarterly outlook survey for the fourth quarter. That survey shows that CEO's are more optimistic about economic prospects. Phil Condit, the Chairman of the Roundtable and Chairman and CEO of Boeing was quoted as saying that "we believe this survey shows that CEOs are positioning themselves to take advantage of growth opportunities in the future by gradually increasing their capital spending." Last week's report on strong GDP growth also highlighted capital spending as a driver for the increase. We have found that capital spending is a concurrent indicator of high-end advertising spend, another piece of good news.

                  Putting all of this together, I expect the full year EBITDA will be within the range we have previously referred to which is $130 to $135 million. This is within the range we have been giving for almost a year now. Our continued focus on working capital and restraint on capital spending, should allow us to generate approximately $40 million of free cash flow available for debt pay down, which equates to almost $1 of shareholder value creation. Although we are still in the process of completing our business plan for next year, I can assure you that we will continue to use the same approach in our management of the company that has given our shareholders steady and predictable improvement over the past five quarters.

                  We will give more details on our 2004 goals at the next regularly scheduled conference call following the release of our year-end results. So let me summarize.

                  A--We remain on track in the short term despite continuing difficult business environment, and in doing so, are performing better than most of our competitors.
                  B--We continue to reduce our debt and its size (because of its structure), it is no longer a concern nor an inhibitor to our development.

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                  C--The businesses we are in, their size, and how we are
                  going to market as one company give us the opportunity to grow our top line profitability even with no strong rebound in the economy. Indications of improvements in the economy can only make this growth more probable.
                  D--we continue to invest in programs that will have significant benefits in the future. And finally, profits continue to improve.

                  This concludes my remarks. I will now pass the phone to Paula, who will instruct you on how to ask questions. Paula.

Operator:         Thank you. If you have a question at this time, please press the one key on your touch-tone telephone. If your question has been answered, or you wish to remove yourself from the queue, please press the pound key. Again, to ask a question, press the one key. One moment for questions.

                  Our first is from Jeff Kobylarz with Salomon Brothers.

Reilly:           Hi, Jeff. How are you doing?

Jeff Kobylarz:    Good guys. How are you?

Reilly:           Good.

Kobylarz:         I'm curious if you could say, I wasn't clear on the direct mail situation. Can you say our -- in general are orders increasing for direct mail or is it still too soon for direct mailers to commit to that?

Reilly: Well it's fair to say that late September and October, we had seen some pick up. Six weeks doesn't make a turnaround. We would point towards a different period in time, when the market, direct mail was going the other way. And that's when telemarketing was taking hold.
                  And in that period, even though paper prices and postal rates increased in '94 and '95, it wasn't until new budgets came out that in 1996 they adjusted their direct mail spend. So we can be seeing the situation, it may be the first quarter before we see any significant change in the spend. But it's fair to say that the last six weeks have been better than they have been for a long-time.

Kobylarz:         OK. Good. And Michel mentioned in the commercial print
                  business, that he expected margins to be up the next two quarters, can you explain why?

Salbaing:         We said that we expected it to be up next quarter. And then did not expect much change until the second half of next year, by which time we expect that the market in general to be stronger.

Kobylarz:         OK. And it will be up in the fourth quarter for similar
                  reasons why the third quarter was up.

Salbaing:         Correct.

Kobylarz:         OK. And then with realigning the sales effort, can you
                  explain does the commercial paper sales person have to learn the selling attributes of envelopes and how to respond to a customer's frequently asked questions about envelopes, or how will -- can you explain that realignment a little bit more?

Reilly: Yes, it's a good question. There will be some sales execs, our top ones, that will show the interest and the inclination to do that. And they will be provided the training opportunities to do so.

                  But part of our reorganization includes the formulation of a support system that will actually, I'm going to use an example, an envelope executive that has a good relationship with a customer. That group, that sales executive will be surrounded by expertise in printing and in printed office products. And then there will be a joint presentation to the customers.

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                  So in many cases, there will be support teams. But there
                  are few people, and people today that have been very successful in celebrating multiple lines. What we believe is key here is building upon the relationships that our sales people already have. So our print people have good relationships, let's bring our envelope and Printed Office Products to that relationship with all of the others. So we see a combination of both.

Kobylarz:         OK.  Alright, thank you.

Reilly:           Thank you, Jeff.

Operator:         Our next question is from Sheree Chiou with Morgan Stanley.

Julie Rosenbloom: Hi, this is actually Julie Rosenbloom calling for Sheree.

Reilly:           Hi Julie.

Rosenbloom:       Hi. I just have one question with regard to the Federal
                  Do Not Call program, what kind of revenue contribution do you expect? And, you know, how quickly, do you think, you're going to capture that benefit?

Reilly: Until we see the actual trend and the movement of what was telemarketing dollars to direct mail, we're just -- Julie, we're just not in a position to make that call yet. I don't think our customers have completely decided how much of their dollars they're going to move back. We are clearly getting indications that they're going to move some dollars back.

Rosenbloom:       OK.

Reilly: Direct mail is a good business for us. It's a very customized, highly customized business. It represents good value added margins, and we look forward to a come back. At this point, we've got to think that there won't be any significant changes until the beginning of next year.

Rosenbloom:       OK.  Great.  Thank you very much.

Reilly:           Thank you, Julie.

Operator:         Thank you.  Our next question is from Craig Hoagland with
                  Anderson Hoagland.

Craig Hoagland:   Yes, Paul, it sounded like your comments on the debt
                  level were a little different tone than they've been in that past. Has your thinking changed on the priority of debt reduction?

Reilly: Not at all. I will apologize off hand- no. Our focus as it has been is to take what we see is some $40 million of capabilities and to pay down debt. Michel, do you want to add to that?

Salbaing:         The comment was really pointing to the fact that the size
                  of the debt today but really when you look at the nature of the debt really doesn't prevent us from developing our [business], going forward in any fashion. So it is no longer a question that people have in their minds at all.

Hoagland:         OK.  Thanks very much.

Operator:         Thank you.  Our next question is from Bill Hoffmann with UBS.

Bill Hoffmann:    Yes, good afternoon.

Reilly: Hi, Bill. Just a couple of questions on the commercial printing side, one just wanted to get a sense of it sounds like just from your guidance, that you expect some of the -- possibly the auto brochure business going from the third into the fourth quarter. So I want to get a sense of one what the auto


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                  brochure business is like at this point. Two, what the
                  annual report business looks like its developing to be next year. And I guess sort of the third, just to sort of bridge the gap as well just to see if you are seeing any kind of real more meaningful pick up in the commercial printing side.

Reilly: OK. Let me respond to the commercial print and the two large segments we serve that being the car brochure and the annual report. It was com si, com sa (ph) automobile season. It was not a great season. It was fairly price competitive. And at times, and I think we made the right decisions. At times, we chose not to get involved in the fray.

                  So it was -- we had a good season. It was not as strong as we would like. But in terms of profitability we came reasonably close, but we did not meet our profit expectations. I think in the long-term we made the right decisions there. The annual report season is just too early. I can't tell you. We don't have any -- we have very little insight. And the kind of insight we have is still very, very premature. But we have no reason to believe it won't be a good annual report season.

                  The last though I would make about this trend would be we had a couple of, you know, the automobile -- no -- the commercial print business has been showing over a fairly longer period, some signs of certainly stabilization, and in the last six weeks or so some improvement. Six weeks doesn't make the turnaround. But we're happy with the sales intake that we have seen in the latter half of September all through October.

                  I will add one more point, we did secure a very large multi year contract. I'm not going to mention the company because I don't know if I have the authority to mention the company, but it is a multi-year contract to do a fortune 50 annual report. And I think it's an example of one of those issues that Michel brought up earlier that our clients seem to be willing to secure some long-term pricing at these levels. But I will add to this, and I didn't in my prepared remarks, but I should have. All of these things have escalators for changes in prices of paper up or down from where they are today.

                  But we are seeing people looking to commit out. And we just had a very, very large annual report contract do so. So we're pleased about that.

Hoffmann:         OK.  Thank you.  And the other question is just looking in to next year from a capital spending standpoint, expectations to remain constrained at this point?

Reilly: Probably not as much as this year, but for planning purposes we're looking in the $40 million range. And we'll adapt it up or down depending on circumstances at the time.

Hoffmann:         OK.  Thank you.

Reilly:           Thank you, Bill.

Operator:         Our next question is from Selman Akyol with Stifel Nicolaus.

Selman Akyol:     Thank you.  Good afternoon.  A couple of quick questions,
                  first of all can you talk a little bit in terms of envelope, what are you seeing going on competitors?
                  Anyone going out of business? Capacity utilizations, that kind of stuff?

Reilly: OK. We had some seen some envelope companies go out of business. They had relatively small in all fairness, concentrating in the east coast and Chicago area. You know, that is, I think, signs of the time. But to see five or six companies go bankrupt where in the last 10 years -- in the prior 10 years we only can recall one going bankrupt, it does indicate that there has been some pressure.

                  There's been a pressure on profits throughout the industry. We do believe that our company has held up nicely. Not only is it one of highest, if not the highest. We think it's held up better than most as well.

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                  Current intake is not bad. It does parallel what I talked
                  about in the commercial print side. The latter half of September looked very good. And October for the first four weeks of a quarter were particularly strong. So we like what we see. I will have to repeat that six weeks doesn't mean a turnaround but better to have six good weeks behind us than not.

Akyol: Are you being able to pass through any paper pricing increases?

Reilly: No. But as I said on the phone call previously, the paper market is very, very weak. And we do see some of the prices in the market, and paper prices in all of our businesses coming more in balance with each other.

Akyol: Got you. And then as it relates to office products, when you kept that business, you know, you were quite convinced in any given quarter, it could produce five to seven million in EBITDA. And I guess, you know, you're below that this quarter. Longer term concerns there? Do see anything going on?

Reilly: I think it was at the lower end of the range that we would expect it to be. No long-term we do not, I need to repeat that. And certainly, the reorganization we think is going to make that business more powerful in the marketplace. That entire resale division which is when we finalize the numbers you'll see it's about $400 million that it will give -- let me go through them. We service in the resale market, 17 different channels, sub channels, you know, one channel may be office products. Another one may be paper merchants.

                  Up to this point we have gone to those 17 channels with a narrow product line. With the reorganization of our resale group, all of those 17 channels will get the benefit of all of the products. And that will mean commercial printing, envelopes, labels, documents, including specialty documents.

                  So we're optimistic about what this approach will do to the sales. And I will correct is that our profit for the quarter was $5.3 million which was in the range that we had given on prior conference calls in terms of what the -- what that business will do from quarter-to-quarter. And we think it will be in the fourth quarter, it will be in that range if not up from where it was in Q3.

                  OK.

Akyol:            Thank you.

Reilly:           Thank you.

Operator:         Our next question is from Andy Van Houten with Deutsche Bank.

Andy Van Houten:  Thank you. I just wanted to follow up on Bill's question regarding cap ex. How constrained have you felt in terms of your capital spending? And would the $40 million area estimate that you've given for next year, do a lot in terms of, you know, spending on initiatives that you could see a pretty immediate impact on either the top or bottom line.

Reilly: Andy, we'd like to make the statement we are doing nothing that hurts either the short-term or the long-term prospects of the company. Our capital expenditure levels are down over historical levels because the business warranted it from two areas, one of which there has been no need at all to invest in capital for capacity expansion. And that has always represented in the past a significant part of our capital spend.

                  The second thing, as we have done the reorganization and this is mostly on the envelope side, and we have reduced the number of facilities we operated our need for equipment is a lot less. In fact,


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                  we do have equipment put aside for when the market does
                  expand we'll be able to take this equipment out of mothballs.

                  So I think those reasons alone allow us to live at this level very, very, comfortably. We can move forward at these levels. You know, if the cash flow from operations became more robust, then we may invest a little bit more. It would probably be in cost savings, accelerating some of our cost saving techniques where you may not have an immediate return, it may be a six or nine months before you start to see a return. But I wouldn't want any of our investors to think that we are scraping below the bottom. And we've actually done recently some analysis as part of the review that Moody's did. And we looked at our cap ex compared to our comps and we look favorable. So we're holding up our own.

Van Houten:       That's great.  Thank you.

Reilly:           Thank you, Andy.

Operator:         Our next question is from Todd Morgan with CIBC.

Todd Morgan:      Thank you, good afternoon.

Reilly:           Hi, Todd.

Morgan: A couple of quick questions. Hi there. You talked about print revenue gains. You also sort of said that the envelope business at least the last couple of weeks has looked up. Is that -- how would you sort of allocate that between sort of share shifts, taking share from other competitors, and real new business -- customers, you know, doing new business?

Reilly: OK. On the six week I just I don't have an ability to say what's happening in six weeks.

Morgan:           Fair enough.

Reilly:           I don't know.

Morgan:           On the printing side.

Reilly: The printing side there's little doubt that we've been getting market share. We have -- you know, it's a punch bowl (ph) and it's difficult, but there's little doubt as we do our analysis as we look at not only those competitors that report publicly but industry data we're gaining market share.

Morgan: It's not a scenario where your customers are needing to do new business and then going out and awarding it to you. It's they're taking, you know, a contract of some existing business away from a competitor and giving it to you.

Reilly:           It certainly has been much more the latter then the former.

Morgan: OK. Secondly, the reorganization you announced. Can you help me understand the a little bit more the physical changes? It sounds like you're going to retool the sales effort a little bit, some more sales support. Are the physical changes beyond that?

Reilly: Yes, there's actually two parts. There were two announcements in it. It happened over two weeks. The first announcement, which we made in connection with the DMA shows, the direct marketing show talked about the support functions. And essentially we have set up two functions a little bit more than that but from this level, I think you understand.

                  One is a group of people called an enterprise group that will have all of the skills in each of our products including things like fulfillment and e-commerce to make a standalone offer to a new


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                  client most likely a very large company with a very large
                  print buy. So we have set up a team that has both Mail-Well product and service knowledge, but as well as industry knowledge. So we've -- for instance, we had taken somebody in our regular sales group, that has good relationships with the insurance area they had been made part of this group and they'll actually take that enterprise solution which we call 360 to that group.

                  Then we have added another group. And this group is meant to augment the people that are truly our bread and butter, those people that make us successful. Our bread and butter sales execs is knocking on calls, some medium sized companies, some large size companies. If it's an envelope person, we will surround that person with print expertise, and printed office products expertise. If it's a print, we'll surround that people with envelope support and with printed office products. So it's those two structural changes that we had made internally in group -- fairly large groups of people each with a score of people or so in it.

                  On top of that, we have reorganized the business, so we are focusing around two major customer groups. And that's those customers that consume our products. We call that Mail-Well commercial. And those people that actually resell our products to other companies. An example would be an office products chain. There would be a Boise Cascades Office Products, Staples, a Kinko's, that sort of company.

                  So we've made both of those changes which will at the end run will make it a lot easier for those large customers who are increasingly telling us they want to buy more products from one company and want to reduce the number of vendors that are not servicing them. It's very exciting.

Morgan: No, it sounds like there's an opportunity there. I guess lastly, and you mentioned earlier, the contract level in your business, and I was going to come back. Could you kind of remind us of the approximate percentage of your revenue, I guess it would be in some of your segments that are really tied to the longer term contracts. And perhaps, also talk then about the, you know, if those contracts would sort of so-to-speak market-to-market what the revenue difference might look like?

Reilly: Could you -- the answer to your first question is approximately 20 percent across the company. I'm not sure I followed the last question.

Morgan: I guess I'm making the assumption that some of the older existing contracts you have are probably done at pricing that would be above where the current pricing level would be if it were done on a long-term basis or a spot basis.

Reilly: I only wish that was the case. I think you're on to a little bit of a point. But the truth of the matter is that like we have been with some of our vendors, we're always looking to get a current price, and maybe give up a longer contract to do that.

                  There is a little bit of pressure in that area, but we think most of that is behind us, the pressure of that we had secured at higher prices.

                  And what's happening to them, those people that felt that they were in that position, they come to us, they get the lower price, but then we extend the contract for more years. It's a technique we've been using with our vendors as well.

Morgan: And I imagine the backdrop is that pricing in general sort of has, and will continue to kind of ratchet down. And so if you can lock them in to a certain level that might not be a bad thing.

Reilly: Yes, we've always assumed in any of our models, like any other manufacturing companies that the general trend for the manufacturing business, we need to be more efficient each year. We certainly, over the past two years, aided by this downturn in the economy have had what we believe will be a temporary compression in that area, and then it will come back to more normal


                                     11

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                  pricing pressures ones in which we feel very comfortable in dealing with. And even these very, very large ones we would argue with we've dealt with quite comfortably as well.

Morgan:           OK.  Well thank you very much.

Reilly:           Thank you.

Operator:         Thank you.  Again, ladies and gentlemen, if you would like to ask a question, please press one at this time. We have a question from Paul Rossi.

Paul Rossi:       Hello.

Reilly:           Hi, Paul.

Rossi: Back a number of years ago, when the stock had split two-for-one, was that about $48 a share, and then it split, and it's gone downward every since. And the statement had been made that it was felt that the Mail-Well was about a $30 to $35 stock. What's the current feeling now, Paul?

Reilly:           Paul, you ask tough questions.

Rossi:            No I don't.

Reilly: I'm not going to give you an exact price. But I do believe as our equity investors have learned, and some of our debt investors have learned, the company is positioned very well relative -- you know, our shareholders took a very, very large hit in their value as the recession hit. And the leverage went against them. At this point, we the investors of Mail-Well are seeing the benefit of our leverage going forward. So I think there's significant up room from here. I don't want to get a position where I'm caught up on the stock price because that's unhealthy for one's career these days.

                  But we're very, very optimistic. And as we said, putting together plans of a steady increase in EBITDA. And there's a multiplying impact on the stock price. So that's our objective. And that's what we've done for the last five quarters. And we continue to plan to do that in the future.

Rossi:            I hope so.

Reilly:           Thank you, Paul.

Rossi:            Thank you.

Reilly:           I appreciate the support.

Operator:         We have a follow up question from Craig Hoagland with
                  Anderson Hoagland.

Hoagland:         Yes, I was just wondering on the envelope side could you
                  comment on your volumes of transactional orders as opposed to the direct mail?

Reilly: Yes, -- we still do well. We have again we're seeing that business grow in the 2- to 3% range. So we're very happy with it. We think some of that could be market share and net trend. But generally speaking, the -- in spite of our predictions and some other --, predictions about it decreasing it has continued to be fairly robust. So we're -- and we continue to see transactional volumes increase.

Hoagland:         OK.  Thanks.

Reilly:           Thank you, Craig.

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Operator:         Thank you.  Again, if you have a question, please press the one key at this time.  And I'm showing no further questions.

Reilly: With that being it, we'd like to thank everybody for their attention and their time today. And we look forward to again talking about some good news at the year-end conference call. Have a great day.

Operator:         Ladies and gentlemen, thank you for your participation in
                  today's conference. This concludes the conference. You may now disconnect and have a good day.


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